As filed with the Securities and Exchange Commission on May 24, 2021

Registration No. 333-232022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-effective amendment No. 1 to

FORM S-8 registration statement no. 333-232022

UNDER THE SECURITIES ACT OF 1933

GLOBANT S.A.
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

37A, Avenue J.F. Kennedy L-1855, Luxembourg Grand Duchy of Luxembourg
(Address, including zip code, of Principal Executive Offices)

GLOBANT S.A. 2014 EQUITY INCENTIVE PLAN
(Full title of the plan)

Globant, LLC 875 Howard Street, Suite 320 San Francisco, CA 94103 Attn: Fernando Matzkin (877) 215-5230	Christopher C. Paci Rita Patel DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 (212) 335-4500
(Name, address, telephone number, including area code, of agent for service)	(Copies to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF COMMON SHARES

This post-effective amendment relates to the registration statement (File No. 333-232022) on Form S-8 (the “Registration Statement”) filed by Globant S.A. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on June 7, 2019, registering 2,000,000 common shares, par value $1.20 per share, of the Registrant (“Common Shares”), to be issued under the Globant S.A. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”).

Pursuant to resolutions of the Board of Directors (the “Board”) of the Registrant adopted by unanimous written consent with effect as of May 18, 2021, the Board approved the adoption of Amendment No. 3 to the Plan (“Amendment No. 3”; the Plan, as amended by Amendment No. 3, the “Amended Plan”). Amendment No. 3 provides for a decrease in the number of Common Shares that are authorized and available for issuance pursuant to existing and future awards following the effective date of Amendment No. 3 by a total of 1,600,000 Common Shares (the “Share Decrease”). As a result of the adoption of Amendment No. 3, after giving effect to the Share Decrease, (x) the aggregate number of Common Shares authorized for issuance under the Amended Plan since inception has decreased from 5,666,667 to 4,066,667 and (y) the aggregate number of Common Shares currently available for issuance pursuant to existing or future awards under the Amended Plan has decreased from 3,501,238 to 1,901,238 (subject to adjustment for any forfeitures or cancellations as to shares in respect of awards).

In connection with the Share Decrease, the Registrant hereby deregisters an aggregate of 1,600,000 Common Shares that were originally registered for issuance under the Registration Statement and that remain unissued as of the date hereof.

The Registration Statement is hereby amended to reflect the deregistration of such Common Shares. The Registrant’s registration statements on Form S-8 filed on June 3, 2016 (File No. 333-211835) and on January 20, 2015 (File No. 201602) are unaffected by this post-effective amendment to the Registration Statement.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
24.1	Power of Attorney (included on signature page)
99.1	Amendment No. 3 to Globant S.A. 2014 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement (Commission File No. 333-232022) to be signed on its behalf by the undersigned, thereunto duly authorized, in Montevideo, Uruguay, on May 24, 2021.

GLOBANT S.A.

By:	/s/ Juan Ignacio Urthiague
Juan Ignacio Urthiague
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of the Directors named below and Juan Ignacio Urthiague as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Post-Effective Amendment to Form S-8 Registration Statement (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 Registration Statement (Commission File No. 333-232022) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martín Migoya Martín Migoya	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 24, 2021

/s/ Juan Ignacio Urthiague Juan Ignacio Urthiague	Chief Financial Officer (Principal Financial Officer)	May 24, 2021

/s/ Yanina Maria Conti Yanina Maria Conti	Financial Controller (Principal Accounting Officer)	May 24, 2021

/s/ Fernando Matzkin Fernando Matzkin	Authorized Representative in the United States	May 24, 2021

/s/ Martín Gonzalo Umaran Martin Gonzalo Umaran	Director and Chief Corporate Development Officer	May 24, 2021

/s/ Guibert Andrés Englebienne Guibert Andrés Englebienne	Director and President of Globant X and Globant Ventures	May 24, 2021

/s/ Francisco Álvarez-Demalde Francisco Álvarez-Demalde	Director	May 24, 2021

/s/ Mario Eduardo Vázquez Mario Eduardo Vázquez	Director	May 24, 2021

/s/ Philip A. Odeen Philip A. Odeen	Director	May 24, 2021

/s/ Linda Rottenberg Linda Rottenberg	Director	May 24, 2021

/s/ Richard Haythornthwaite Richard Haythornthwaite	Director	May 24, 2021

/s/ Maria Pinelli Maria Pinelli	Director	May 24, 2021

[Signature Page to Post-Effective Amendment to Form S-8 Registration Statements]